EXHIBIT 99.1

Royale Energy Expands Interest in Pradera Fuego Project Through Farm-Out Agreement

SAN DIEGO, Sept. 17, 2025 (GLOBE NEWSWIRE) -- Royale Energy, Inc. (OTCQB: ROYL) today announced the completion of a Farm-out agreement granting Royale drilling rights to an additional 2.5% working interest in the 17,000-acre Pradera Fuego project, operated by Ares Energy in Ector County, Texas. With this transaction, Royale and its direct interest owner investors now hold a 7.5% non-operated working interest across both producing and non-producing acreage.

The Farm-out agreement was consummated with an entity controlled by Johnny Jordan, Royale’s Chief Executive Officer. The Pradera Fuego asset provides a robust development pipeline for Royale, including 39 future Barnett drilling locations and 44 future Woodford locations, supporting long-term growth for the company and its investor drilling programs. Royale anticipates drilling four new wells over the next 12 months.

Royale currently maintains interest in all eight producing Barnett wells within the Pradera Fuego project. Collectively, these wells are producing approximately 3,583 gross BOEPD, with 201 net BOEPD attributable to Royale and its direct working interest investors. The most recent well, the Irma 1H, was recently drilled, completed, and is currently flowing at 1,196 BOEPD on a 50/64” choke. Early results from the Irma 1H are consistent with the strong performance of the project’s other producing wells.

“The Pradera Fuego project continues to deliver exceptional results and represents a valuable source of long-term growth for Royale and our shareholders,” said Johnny Jordan, CEO of Royale Energy.

About Royale Energy, Inc.

Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company headquartered in San Diego, California. The company focuses on the acquisition, development, and marketing of oil and natural gas, with primary operations in Texas’s Permian Basin.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. Factors that may affect future results are discussed in Royale Energy’s filings with the Securities and Exchange Commission.

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Royale Energy, Inc.
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